Exhibit 99.1
TN-K ENERGY ANNOUNCES COMPLETION OF DRILLING ON FOUR ADDITIONAL WELLS

Crossville, TN -- (GlobeNewswire)—January 8, 2010—TN-K Energy Group Inc. (Pink Sheets: TNKY) announced today that we have completed drilling operations on four additional wells on the JR Clark lease in Green county KY. These wells are part of the 8 well location acquisition announced in early November. We now have completed drilling operations on a total of 6 locations of the acquisition. The company announced the completion of the first 2 wells in mid- December and after the initial testing announced the improvement of our production by approximately 50 barrels a day.

Oil has been struck in each of the 4 additional wells. The company has begun the process of completing and testing these wells. Due to the extremely cold weather conditions the completion and testing has been delayed, but will be completed as soon as possible.

“The JR and Pansy Clark acquisitions are proving to be a great asset to our company” said Ken Page, the company’s President, “and I am very anxious to get the test results for the additional wells. This has been another step forward toward our goal of becoming one of the areas leading producers in the oil and gas industry.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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